Exhibit 99.1

Bumble Inc. Announces Fourth Quarter and Full Year 2021 Results

Total Revenue in 2021 Increased to $765.7 million

Fourth Quarter Bumble App Revenue Increased 42% to $150.5 million

Fourth Quarter Bumble App Paying Users Increased 29% to 1.6 million; Grew 108,000 Quarter Over Quarter

Austin, Texas, Mar. 8, 2022 - Bumble Inc. (NASDAQ: BMBL), the parent company of Bumble, Badoo, and Fruitz, today reported financial results for the fourth quarter and full year ended December 31, 2021.

"We are pleased to deliver another quarter of strong revenue and adjusted EBITDA growth and are excited to add Fruitz to our family of global, market-leading apps,” said Whitney Wolfe Herd, Founder and CEO of Bumble. “In our first year as a public company, and with our mission at the forefront of everything we do, we successfully executed on our core strategic priorities: driving scale and engagement, increasing monetization, and improving profitability."

In addition to announcing its fourth quarter and full year 2021 results, Bumble Inc. has also announced that it is discontinuing its operations in Russia, as well as removing all of its apps from the Apple App Store and Google Play Store in Russia and Belarus. The combined revenue from Russia, Ukraine, and Belarus was approximately 2.8% of total Bumble Inc. annual revenue in 2021, almost all in Badoo App and Other revenue. Russia, Belarus, and Ukraine contribute less than 0.1% of Bumble App revenue.

Fourth Quarter 2021 Operational and Financial Highlights:

(All comparisons relative to the Fourth Quarter 2020)

•
Revenue increased 25.7% to $208.2 million, compared to $165.6 million. This includes an unfavorable impact of $1.5 million from foreign currency movements year over year.
•
Bumble App revenue increased 42.2% to $150.5 million, compared to $105.8 million.
•
Badoo App and Other revenue decreased (3.5)% to $57.7 million, compared to $59.8 million.
•
Total paying users increased 10.6% to 3.0 million, compared to 2.7 million.
•
Total average revenue per paying user (ARPPU) was $22.83, compared to $20.02.
•
Net loss was $14.7 million, or (7.0)% of revenue, compared to net loss of $26.1 million, or (15.8)% of revenue.
•
Adjusted EBITDA was $54.8 million, or 26.3% of revenue, compared to $44.1 million, or 26.6% of revenue.

Full Year 2021 Operational and Financial Highlights:

(All comparisons relative to the Full Year 2020)

•
Revenue was $765.7 million for the year ended December 31, 2021, compared to $542.2 million for the period from January 29, 2020 to December 31, 2020 and $40.0 million for the period from January 1, 2020 to January 28, 2020.
•
Bumble App revenue was $532.9 million for the year ended December 31, 2021, compared to $337.2 million for the period from January 29, 2020 to December 31, 2020 and $23.3 million for the period from January 1, 2020 to January 28, 2020.
•
Badoo App and Other revenue was $232.8 million for the year ended December 31, 2021, compared to $205.0 million for the period from January 29, 2020 to December 31, 2020 and $16.7 million for the period from January 1, 2020 to January 28, 2020.
•
Total paying users increased 15.5% to 2.9 million, compared to 2.5 million.
•
Total ARPPU was $21.68, compared to $18.89.
•
Net earnings (loss) was $286.9 million, or 37.5% of revenue, for the year ended December 31, 2021, compared to $(110.2) million, or (20.3)% of revenue, for the period from January 29, 2020 to December 31, 2020 and $(32.6) million, or (81.4)% of revenue, for the period from January 1, 2020 to January 28, 2020.

•
Adjusted EBITDA was $207.2 million, or 27.1% of revenue, for the year ended December 31, 2021, compared to $143.1 million, or 26.4% of revenue, for the period from January 29, 2020 to December 31, 2020 and $9.4 million, or 23.4% of revenue, for the period from January 1, 2020 to January 28, 2020.

“We finished 2021 with a strong fourth quarter, highlighted by Bumble App's 42% year over year revenue growth and increase of 108,000 paying users quarter over quarter,” added Anu Subramanian, CFO of Bumble. “We expect Bumble App to have another strong year in 2022 and grow revenue 34% to 36% year over year, driven by continued international expansion and product innovation."

Key Operating Metrics:

(in thousands, except ARPPU)	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Bumble App Paying Users	1,640.7	1,268.7	1,499.8	1,142.1
Badoo App and Other Paying Users	1,338.2	1,424.6	1,394.1	1,363.4
Total Paying Users	2,978.9	2,693.3	2,893.9	2,505.5
Bumble App Average Revenue per Paying User	$30.57	$27.79	$29.61	$26.30
Badoo App and Other Average Revenue per Paying User	$13.33	$13.10	$13.16	$12.69
Total Average Revenue per Paying User	$22.83	$20.02	$21.68	$18.89

Balance Sheet:

As of December 31, 2021, total cash and cash equivalents were $369.2 million and total debt was $622.9 million.

Financial results will not be final until Bumble files its Annual Report on Form 10-K for the period. Information about Bumble's use of non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Financial Outlook:

Bumble anticipates total revenue and adjusted EBITDA for the quarter ending March 31, 2022 and year ending December 31, 2022 to be:

First quarter 2022

•
Total revenue in the range of $207 to $210 million.
•
Adjusted EBITDA in the range of $47 to $49 million.

The revenue outlook for first quarter 2022 is based on the following considerations:

•
Bumble App revenue of $152 to $153 million.
•
A loss of approximately $2 million of revenue from Russia, Ukraine, and Belarus, due to the conflict and the company's subsequent decision to remove all of its apps from the Apple App Store and Google Play Store in Russia and Belarus. This will predominantly impact Badoo App and Other revenue.
•
An unfavorable impact of approximately $5 million from foreign currency movements.

Full year 2022

•
Total revenue in the range of $934 to $944 million.
•
Adjusted EBITDA margin in the range of 26.5% to 27%.

The revenue outlook for full year 2022 is based on the following considerations:

•
Bumble App year over year revenue growth of 34% to 36%.
•
A loss of approximately $20 million in revenue from Russia, Ukraine, and Belarus, due to the conflict and the company's subsequent decision to remove all of its apps from the Apple App Store and Google Play Store in Russia and Belarus. This will predominantly impact Badoo App and Other revenue.
•
An unfavorable impact of approximately $20 million from foreign currency movements.

The adjusted EBITDA outlook for full year 2022 is based on the following considerations:

•
The outlook range incorporates the flow-through impact of the loss of approximately $20 million in revenue from the Russia-Ukraine situation and modest dilution from Fruitz due to investments in its integration and growth.
•
The outlook range does not assume additional costs we would incur if Google mandates Google Play Billing starting in April 1, 2022. If it were to be enforced, it would result in incremental costs of $16 million for the remainder of the year. The range also does not factor in additional savings from further app store changes that may have a favorable impact.

Please note that following its recent acquisition on January 31, 2022, revenue from Fruitz will be recognized and reported in Badoo App and Other revenue.

Actual results may differ materially from Bumble’s financial outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Amounts included in our balance sheet for the “tax receivable agreement liability” and “additional paid-in capital” as of December 31, 2021 are subject to change and final amounts will be disclosed within our to be filed Annual Report on Form 10-K for the year ended December 31, 2021.

With regards to the adjusted EBITDA outlook provided above, a reconciliation to GAAP net earnings (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net earnings (loss) cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call and Webcast Information

Bumble will host a conference call and live webcast to discuss its fourth quarter and full year 2021 financial results at 4:30 p.m. Eastern Time today, March 8, 2022. To listen to the live conference call, please dial toll free (833) 362-0206 or international (914) 987-7675, access code 3783656, approximately 10 minutes prior to the start of the call. A webcast of the call and other information related to the call will be accessible on the Investors section of the Company’s website at https://ir.bumble.com. A webcast replay will be available approximately two hours after the conclusion of the live event.

Definitions

Bumble App Average Revenue per Paying User is calculated based on Bumble App Revenue in any measurement period, divided by Bumble App Paying Users in such period divided by the number of months in the period.

Bumble App Paying User is a user that has purchased or renewed a Bumble subscription plan and/or made an in-app purchase on the Bumble app in a given month. We calculate Bumble App Paying Users as a monthly average, by counting the number of Bumble App Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Badoo App and Other Average Revenue per Paying User is calculated based on Badoo App and Other Revenue in any measurement period, excluding any revenue generated from advertising and partnerships or affiliates, divided by Badoo App and Other Paying Users in such period divided by the number of months in the period.

Badoo App and Other Paying User is a user that has purchased or renewed a subscription plan and/or made an in-app purchase on the Badoo app in a given month (or made a purchase on one of our other apps that we owned and operated in a given month, or purchase on other third-party apps that used our technology in the relevant period). We calculate Badoo App and Other Paying Users as a monthly average, by counting the number of Badoo App and Other Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Predecessor refers to Worldwide Vision Limited and its consolidated subsidiaries. Worldwide Vision Limited operated the trade of Bumble Inc. prior to the consummation of the acquisition (the “Sponsor Acquisition”) on January 29, 2020 of a majority stake in Worldwide Vision Limited by a group of investment funds managed by Blackstone Inc.

Successor refers to Buzz Holdings L.P. and its consolidated subsidiaries from the Sponsor Acquisition to the initial public offering on February 16, 2021 and to Bumble Inc. and its consolidated subsidiaries after the initial public offering.

Total Average Revenue per Paying User or Total ARPPU is calculated based on total revenue in any measurement period, excluding any revenue generated from advertising and partnerships or affiliates, divided by the Total Paying Users in such period divided by the number of months in the period.

Total Paying Users is the sum of Bumble App Paying Users and Badoo App and Other Paying Users.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. These measures include: adjusted EBITDA, adjusted EBITDA margin, free cash flow and free cash flow conversion. We believe adjusted EBITDA and adjusted EBITDA margin provide visibility to the underlying continuing operating performance by excluding the impact of certain expenses, including income tax (benefit) provision, interest (income) expense, depreciation and amortization, stock-based compensation expense, employer costs related to stock-based compensation, foreign exchange (gain) loss, changes in fair value of contingent earn-out liability, interest rate swaps and investments, transaction and other costs, litigation costs net of insurance reimbursements that arise outside of the ordinary course of business, tax receivable agreement liability remeasurement expense and impairment loss, as management does not believe these expenses are representative of our core earnings. In addition to adjusted EBITDA and adjusted EBITDA margin, we believe free cash flow and free cash flow conversion provide useful information regarding how cash provided by operating activities compares to the capital expenditures required to maintain and grow our business, and our available liquidity, after funding such capital expenditures, to service our debt, fund strategic initiatives and strengthen our balance sheet, as well as our ability to convert our earnings to cash. Additionally, we believe such metrics are widely used by investors, securities analysis, ratings agencies and other parties in evaluating liquidity and debt-service capabilities. We calculate free cash flow and free cash flow conversion using methodologies that we believe can provide useful supplemental information to help investors better understand underlying trends in our business.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) is defined as net earnings (loss) excluding income tax (benefit) provision, interest (income) expense, depreciation and amortization, stock-based compensation expense, employer costs related to stock-based compensation, foreign exchange (gain) loss, changes in fair value of contingent earn-out liability, interest rate swaps and investments, transaction and other costs, litigation costs net of insurance reimbursements that arise outside of the ordinary course of business, tax receivable agreement liability remeasurement expense and impairment loss.

Adjusted EBITDA margin represents adjusted EBITDA as a percentage of revenue.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures.

Free cash flow conversion represents free cash flow as a percentage of adjusted EBITDA.

Operating cash flow conversion represents net cash provided by (used in) operating activities as a percentage of net earnings (loss).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements reflecting our current views with respect to, among other things, our operations, our financial performance, our industry, our tax receivable agreement liability and additional paid-in capital as of December 31, 2021, the impact of the Coronavirus Disease 2019 (“COVID-19”) on our business and other non-historical statements, including without limitation the statements in the “Financial Outlook” section of this press release. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, the following:

•
our ability to retain existing users or attract new users and to convert users to paying users
•
competition and changes in the competitive landscape of our market
•
our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees
•
the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents
•
the continued development and upgrading of our technology platform and our ability to adapt to rapid technological developments and changes in a timely and cost-effective manner
•
our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property
•
our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including sanctions and data privacy laws
•
foreign currency exchange rate fluctuations
•
risks relating to certain of our international operations, including geopolitical conditions and successful expansion into new markets
•
the impact of current developments in Russia, Ukraine and surrounding countries on our business and users, including the impact of our decision to discontinue our operations in Russia and remove our apps from the Apple App Store and Google Play Store in Russia and Belarus
•
affiliates of Blackstone Inc.’s (“Blackstone”) and our Founder’s control of us
•
the outsized voting rights of affiliates of Blackstone and our Founder
•
the inability to attract hire and retain a highly qualified and diverse workforce, or maintain our corporate culture
•
changes in business or macroeconomic conditions, including the impact of COVID-19 (and other widespread health emergencies or pandemics) and measures taken in response, lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, political unrest, armed conflicts or natural disasters

For additional information on these and other factors that could cause Bumble’s actual results to differ materially from expected results, please see our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2020 and our subsequent periodic filings, which are accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Bumble

Bumble Inc. is the parent company of Bumble, Badoo, and Fruitz. The Bumble platform enables people to connect and build equitable and healthy relationships. Founded by CEO Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center. Badoo, which was founded in 2006, is one of the pioneers of web and mobile dating products. Fruitz, founded in 2017, encourages open and honest communication of dating intentions through playful fruit metaphors.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

Source: Bumble Inc.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Bumble Inc.

Consolidated Balance Sheets

(in thousands, except share and per share information)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$369,175	$128,029
Accounts receivable	47,538	41,595
Other current assets	52,751	81,387
Total current assets	469,464	251,011
Right-of-use assets	26,410	11,711
Lease receivable	—	1,069
Property and equipment, net	14,627	16,833
Goodwill	1,540,112	1,540,915
Intangible assets, net	1,696,798	1,812,410
Deferred tax assets, net	19,090	—
Other noncurrent assets	9,319	3,319
Total assets	$3,775,820	$3,637,268
LIABILITIES AND BUMBLE INC. SHAREHOLDERS' / BUZZ HOLDINGS L.P. OWNERS’ EQUITY
Accounts payable	$19,169	$23,741
Deferred revenue	39,924	31,269
Accrued expenses and other current liabilities	111,482	180,986
Current portion of long-term debt, net	2,588	5,338
Total current liabilities	173,163	241,334
Long-term debt, net	620,351	820,876
Deferred tax liabilities, net	—	428,087
Tax receivable agreement liability	388,780	—
Other liabilities	119,246	62,190
Total liabilities	$1,301,540	$1,552,487
Commitments and contingencies
Bumble Inc. Shareholders’ / Buzz Holdings L.P. Owners’ Equity:
Class A common stock (par value $0.01 per share, 6,000,000,000 shares authorized; 129,212,949 and no shares issued and outstanding as of December 31, 2021 and 2020, respectively)	1,292	—
Class B common stock (par value $0.01 per share, 1,000,000 shares authorized; 20 and 100 shares issued and outstanding as of December 31, 2021 and 2020, respectively)	—	—
Preferred stock (par value $0.01; authorized 600,000,000 shares; no shares issued and outstanding as of December 31, 2021 and 2020, respectively)	—	—
Limited Partners’ interest	—	1,903,121
Additional paid-in capital	1,586,781	—
Accumulated deficit	(52,856)	—
Accumulated other comprehensive income	80,629	180,852
Total Bumble Inc. shareholders’ / Buzz Holdings L.P. owners’ equity	1,615,846	2,083,973
Noncontrolling interests	858,434	808
Total owners’ / shareholders’ equity	2,474,280	2,084,781
Total liabilities and owners’ / shareholders’ equity	$3,775,820	$3,637,268

Bumble Inc.

Consolidated Statements of Operations

(in thousands, except per share / unit data)

	Successor				Predecessor
	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020
Revenue	$208,221	$165,605	$765,660	$542,192	$39,990
Operating costs and expenses:
Cost of revenue	54,750	44,612	209,921	146,629	10,790
Selling and marketing expense	60,057	48,077	211,711	152,588	11,157
General and administrative expense	50,107	50,495	265,738	178,615	44,907
Product development expense	21,720	17,079	105,917	46,994	4,087
Depreciation and amortization expense	26,174	26,018	107,056	91,767	408
Total operating costs and expenses	212,808	186,281	900,343	616,593	71,349
Operating earnings (loss)	(4,587)	(20,676)	(134,683)	(74,401)	(31,359)
Interest income (expense)	(5,997)	(7,430)	(25,609)	(22,134)	50
Other income (expense), net	(4,329)	(8,999)	11,166	(5,525)	(882)
Income (loss) before income tax	(14,913)	(37,105)	(149,126)	(102,060)	(32,191)
Income tax benefit (provision)	234	11,017	436,071	(8,126)	(365)
Net earnings (loss)	(14,679)	(26,088)	286,945	(110,186)	(32,556)
Net earnings (loss) attributable to noncontrolling interests	(4,636)	908	(30,834)	808	1,917
Net earnings (loss) attributable to Bumble Inc. shareholders / Buzz Holdings L.P. owners / Worldwide Vision Limited shareholders	$(10,043)	$(26,996)	$317,779	$(110,994)	$(34,473)
Net earnings (loss) per share / unit attributable to Bumble Inc. shareholders / Buzz Holdings L.P. owners
Basic earnings (loss) per share / unit	$(0.08)	$(0.01)	$1.52	$(0.05)	—
Diluted earnings (loss) per share / unit	$(0.08)	$(0.01)	$1.48	$(0.05)	—

Bumble Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Successor				Predecessor
	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020
Cash flows from operating activities:
Net earnings (loss)	$(14,679)	$(26,088)	$286,945	$(110,186)	$(32,556)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	26,174	26,018	107,056	91,767	408
Impairment loss	26,431	—	26,431	—	—
Change in fair value of interest swap	(3,804)	(242)	(6,593)	1,586	—
Change in fair value of contingent earn-out liability	(21,759)	8,700	55,900	27,800	—
Non-cash lease expense	1,191	(3,694)	5,438	(109)	(226)
Deferred income tax	(4,818)	(22,835)	(446,629)	(789)	26
Stock-based compensation expense	24,408	14,350	123,910	27,468	4,156
Net foreign exchange difference	10,949	1,964	4,084	6,945	(198)
Research and development tax credit	(324)	(307)	(1,322)	(1,211)	—
Other, net	613	169	6,093	3,604	31
Changes in assets and liabilities:
Accounts receivable	(4,999)	19,933	(9,953)	10,737	(17,599)
Other current assets	29,612	(23,261)	24,328	(46,949)	(2,175)
Accounts payable	9,594	9,649	(3,531)	2,970	12,984
Deferred revenue	881	1,479	8,654	22,169	289
Legal liabilities	(746)	(5,249)	(46,377)	(18,374)	(521)
Accrued expenses and other current liabilities	14,514	54,613	(30,545)	38,806	32,075
Other, net	677	21	948	27	—
Net cash provided by (used in) operating activities	93,915	55,220	104,837	56,261	(3,306)
Cash flows from investing activities:
Capital expenditures	(4,265)	(4,853)	(13,653)	(10,632)	(1,045)
Acquisition of business, net of cash acquired	—	(36,444)	—	(2,837,706)	—
Other, net	1,138	(1,866)	1,169	(2,313)	16
Net cash used in investing activities	(3,127)	(43,163)	(12,484)	(2,850,651)	(1,029)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock sold in initial public offering, net of offering costs	—	—	2,358,371	—	—
Payments to purchase and retire common stock	—	—	(1,018,365)	—	—
Purchase of Common Units from Pre-IPO Common Unitholders in the initial public offering	—	—	(973,289)	—	—
Proceeds from exercise of options	—	—	545	—	—
Proceeds from repayments of loans to related companies	—	—	—	41,929	—
Debt issuance costs	—	(4,824)	—	(21,105)	—
Limited Partners’ interest	—	25,626	—	2,360,412	—
Proceeds from term loan	—	275,000	—	850,000	—
Repayment of term loan	(1,438)	(2,125)	(206,438)	(5,000)	—
Issuance of loans	—	—	—	—	—
Proceeds from issuance of shares	—	—	—	—	—
Dividends paid	—	(360,000)	—	(360,000)	—
Withholding tax paid on behalf of employees on stock based awards	(9,338)	—	(9,338)	—	—
Net cash (used in) provided by financing activities	(10,776)	(66,323)	151,486	2,866,236	—
Effects of exchange rate changes on cash and cash equivalents	(2,412)	6,199	(2,950)	2,513	813
Net (decrease) increase in cash and cash equivalents and restricted cash	77,600	(48,067)	240,889	74,359	(3,522)
Cash and cash equivalents and restricted cash, beginning of the period	291,575	176,353	128,286	53,927	57,449
Cash and cash equivalents and restricted cash, end of the period	$369,175	$128,286	$369,175	$128,286	$53,927
Less restricted cash	—	257	—	257	—
Cash and cash equivalents, end of the period	$369,175	$128,029	$369,175	$128,029	$53,927

Bumble Inc.

Reconciliation of GAAP to NON-GAAP Financial Measures

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Reconciliation of Net Cash Provided By (Used in) Operating Activities to Free Cash Flow

	Successor				Predecessor
(in thousands, except percentages)	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020
Net earnings (loss)	$(14,679)	$(26,088)	$286,945	$(110,186)	$(32,556)
Add back:
Income tax (benefit) provision	(234)	(11,017)	(436,071)	8,126	365
Interest (income) expense	5,997	7,430	25,609	22,134	(50)
Depreciation and amortization	26,174	26,018	107,056	91,767	408
Stock-based compensation expense	24,408	14,350	123,910	27,468	336
Employer costs related to stock-based compensation(1)	—	—	2,438	—	—
Litigation costs, net of insurance reimbursements(2)	3,149	1,357	6,943	(6,008)	—
Foreign exchange (gain) loss (3)	6,174	9,212	(4,476)	14,133	523
Changes in fair value of interest rate swaps(4)	(3,804)	(242)	(6,593)	1,586	—
Transaction and other costs(5)	861	14,403	19,093	66,251	40,345
Changes in fair value of contingent earn-out liability	(21,759)	8,700	55,900	27,800	—
Changes in fair value of investments	(767)	—	(1,100)	—	—
Tax receivable agreement liability remeasurement expense(6)	2,799	—	1,112	—	—
Impairment loss(7)	26,431	—	26,431	—	—
Adjusted EBITDA	$54,750	$44,123	$207,197	$143,071	$9,371
Net earnings (loss) margin(8)	(7.0)%	(15.8)%	37.5%	(20.3)%	(81.4)%
Adjusted EBITDA Margin	26.3%	26.6%	27.1%	26.4%	23.4%

Net cash provided by (used in) operating activities	$93,915	$55,220	$104,837	$56,261	$(3,306)
Less:
Capital expenditures	(4,265)	(4,853)	(13,653)	(10,632)	(1,045)
Free Cash Flow	$89,650	$50,367	$91,184	$45,629	$(4,351)
Operating Cash Flow Conversion	(639.8)%	(211.7)%	36.5%	(51.1)%	10.2%
Free Cash Flow Conversion	163.7%	114.2%	44.0%	31.9%	(46.4)%
(1)
Represents employer portion of Social Security and Medicare payroll taxes domestically, National Insurance contributions in the United Kingdom and comparable costs internationally related to the settlement of equity awards.
(2)
Represents certain litigation costs, net of insurance reimbursements associated with pending litigations or settlements of litigation.
(3)
Represents foreign exchange (gain) loss due to foreign currency transactions.
(4)
Represents fair value (gain) loss on interest rate swaps.
(5)
Represents legal, accounting, advisory fees and certain other costs related to our offerings, including the Sponsor Acquisition, our IPO and the Reorganization, and the secondary offering.
(6)
Represents changes in tax receivable agreement liability due to tax rate changes and unrelated to exchanges of Common Units for Class A shares.
(7)
Represents impairment loss on white label contracts.
(8)
Net earnings margin for the year ended December 31, 2021 includes a $441.5 million tax benefit related to the reversal of a deferred tax liability due to a restructuring of the Company’s international operations.

Supplementary Information

Stock-Based Compensation Expense

	Successor				Predecessor
(in thousands)	Quarter Ended December 31, 2021	Quarter Ended December 31, 2020	Year Ended December 31, 2021	Period from January 29, through December 31, 2020	Period from January 1, through January 28, 2020
Cost of revenue	$730	$441	$3,749	$615	$—
Selling and marketing expense	2,739	1,249	12,925	2,055	75
General and administrative expense	13,129	8,226	62,284	17,318	3,997
Product development expense	7,810	4,434	44,952	7,480	84
Total stock-based compensation expense	$24,408	$14,350	$123,910	$27,468	$4,156